SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    March 17, 2008

REGENCY CENTERS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-12298	59-3191743
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

                         One Independent Drive, Suite 114                                                                                                           32202
                                     Jacksonville, Florida
                       (Address of principal executive offices)                                                                                                 (Zip Code)

Registrant’s telephone number including area code:           (904)-598-7000

Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        [ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

        [ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2008, Regency Centers Corporation entered into (i) a Personalized Relocation Terms Document for Brian M. Smith (the “Relocation Agreement”) and (ii) a related Addendum No. 1 to the 2008 Amended and Restated Severance and Change of Control Agreement dated as of January 1, 2008 between Regency and Brian M. Smith (the “Addendum”). Mr. Smith currently serves as Regency’s Managing Director and Chief Investment Officer and has agreed to transfer from Regency’s Los Angeles, California office to its headquarters in Jacksonville, Florida. The Relocation Agreement and Addendum have an effective date of March 17, 2008.

Under the Addendum and the Relocation Agreement, Mr. Smith and his family will receive relocation benefits from Regency in connection with the sale of their primary residence in Pasadena, California and their relocation to Jacksonville. In particular:

•	Regency will reimburse Mr. Smith and his spouse for expenses incurred in making trips to Jacksonville to select a new residence.

•	Regency will provide Mr. Smith with an offer to purchase his residence in Pasadena for a sale price based on the average of two relocation designated appraisals meeting Regency’s guidelines. Mr. Smith may accept the offer or a higher outside offer. If Mr. Smith accepts a higher outside offer, Regency will pay him a home sale bonus equal to three percent of that sale price.

•	Regency will reimburse Mr. Smith for reasonable and customary lender-required buyers’closing costs customarily paid in Florida in connection with the purchase of a new residence.

•	Mr. Smith and his family will be reimbursed for reasonable temporary housing rent expenses, household moving expenses, the transportation of up to two automobiles and reasonable expenses in transporting the family to their new home in Jacksonville.

•	Regency will pay to Mr. Smith a miscellaneous expense allowance of $47,500 to cover relocation expenses not otherwise covered in the Relocation Agreement.

•	To offset those payments under the Relocation Agreement that will be taxable income to Mr. Smith, Regency will pay to Mr. Smith a special “gross-up” allowance. The home sale bonus and the miscellaneous expense allowance will not be included in the calculation.

•	In the event that Mr. Smith decides to return to Pasadena at a time between the 13th and 24th month after the completion of his transfer to Jacksonville, Regency will provide return-to-origin relocation assistance at a level equivalent to the support provided for his initial relocation to Jacksonville.

•	If Mr. Smith resigns without good reason or if he is terminated for cause, in either case within one year following his return to Pasadena, he will forfeit any remaining payments due to him under the Relocation Agreement. In addition, Mr. Smith must reimburse Regency for all relocation expenses paid to him under the Relocation Agreement.

In addition, under the Addendum, Regency has agreed to pay relocation expenses to Mr. Smith if his employment is terminated without cause or he terminates his employment for good reason, in either case within two years following a change in control. If Mr. Smith notifies Regency, within three months following such a termination, that he has decided to return to Pasadena, Regency will provide relocation assistance, including reimbursement of expenses, at a level equivalent to that set forth in the Relocation Agreement for his initial relocation from Pasadena to Jacksonville.

The foregoing summary of the Addendum and the Relocation Agreement is qualified in its entirety by reference to the agreements, which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits

D.	Exhibits:

        *10.1 Addendum No. 1 dated March 17, 2008 to 2008 Amended and Restated Severance and Change of Control Agreement dated as of January 1, 2008 by and between Regency Centers Corporation and Brian M. Smith.

        *10.2 Personalized Relocation Terms Document for Brian M. Smith dated March 17, 2008.

* Denotes management compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION (registrant)
Date: March 21, 2008	By: /s/ J. Christian Leavitt
J. Christian Leavitt, Senior Vice President
and Chief Accounting Officer

4